Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Form S-3 of our report dated March 28, 2016, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. as of December 31, 2015 and 2014 and for each of the years in the three year period ended December 31, 2015 appearing in the Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

Melville, NY

October 25, 2016